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Alan Colberg Joins Assurant Executive Team

NEW YORK, Feb. 14, 2011 -- Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announces the appointment of Alan Colberg to the newly created position of executive vice president, marketing and business development, reporting to president and CEO Robert B. Pollock, effective March 28, 2011.

“Growth is a key priority for Assurant and Alan Colberg’s business development capabilities, vast market knowledge and intimate understanding of our specialty strategy make him a strong addition to our leadership team,” said Robert B. Pollock, president and chief executive officer of Assurant. “Alan’s business acumen as a top-advisor to leading global companies, including Assurant, will allow us to accelerate opportunities to enhance strategic adjacencies and expand revenue streams.”

In this new corporate post, Colberg will be responsible for fully integrating Assurant’s strategy with business-level innovation and growth plans. Colberg will spearhead the exchange of business development and operational expertise among the Assurant businesses. In addition, Colberg will lead Assurant’s marketing and the identification and development of new business platforms or capabilities consistent with company’s strategy.

Colberg, 49, joins Assurant following a 22-year career with Bain & Company, Inc. where he founded and, for the past 11 years, headed Bain’s Atlanta Office. For the past six years, he also served as Bain’s global practice leader for Financial Services and led this practice to a near tripling of revenues. In 2010, he was recognized by Consulting Magazine as one of the world’s top-25 consultants and for his excellence in the Financial Services sector. Previously in his career, Colberg served as president and COO of Commercial Financial Services and as a marketing and financial analyst at Procter and Gamble. Colberg holds an MBA from Harvard Business School and is a graduate of the Wharton School at the University of Pennsylvania, with highest honors. Colberg is relocating to New York from Atlanta where he also served on many civic boards, including as Chairman of the Board of the Atlanta International School and on the boards of the Alliance Theatre and the Metro Atlanta Chamber of Commerce.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses -- Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits -- partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments in the U.S. and select worldwide markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; lender-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance. Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $26 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York's financial district. www.assurant.com.

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